                                 Exhibit 12.1


                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)

                                         39 Weeks Ended
                                         --------------                            Fiscal Year (1)
                                    November 1,   November 2,   ------------------------------------------------------
                                       1997          1996         1996        1995        1994        1993       1992
                                       ----          ----         ----        ----        ----        ----       ----

Earnings
 Income before income taxes and
   extraordinary items               $114,268       $84,833     $171,368    $122,729    $117,451     $96,691    $50,134

 Fixed charges                         44,487        31,566       44,054      30,770      19,758      16,144     21,503

 Less interest capitalized
   during period                       (1,611)       (1,882)      (2,829)     (1,287)       (603)       (376)         0
                                    ----------   -----------    ---------   ---------   ---------   ---------   --------

                                     $157,144      $114,517     $212,593    $152,212    $136,606    $112,459    $71,637
                                    ==========   ===========    =========   =========   =========   =========   ========



Fixed Charges
 Interest (expensed or capitalized)   $22,033       $15,288      $21,822     $14,895      $7,911      $6,253    $13,648

 Portion of rent expense
   representative of interest          22,159        16,139       22,031      15,798      11,777       9,113      6,794

 Amortization of deferred
   financing fees                         295           139          201          77          70         778      1,061
                                    ----------   -----------    ---------   ---------   ---------   ---------   --------
                                      $44,487       $31,566      $44,054     $30,770     $19,758     $16,144    $21,503
                                    ==========   ===========    =========   =========   =========   =========   ========

Ratio of earnings to fixed charges     3.53          3.63          4.83      4.95 (2)      6.91        6.97       3.33
                                    ==========   ===========    =========   =========   =========   =========   ========


(1) Fiscal 1996, 1994, 1993 and 1992 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.